FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports First Quarter 2020 Results

ATLANTA – May 8, 2020 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the first quarter ended April 5, 2020.

Highlights:

•	Strong liquidity of $309 million at quarter end comprised of $73 million of cash and $236 million of borrowing availability under the revolving credit facility

•	Q1 net sales down 3%; Q1 organic sales down 2%

•	$121 million non-cash charge for impairment of goodwill and intangible assets driven by COVID-19 impact

•	Including impairment charge, Q1 2020 GAAP loss per share of $1.75 vs. Q1 2019 GAAP EPS of $0.12; Q1 2020 adjusted EPS of $0.32

•	Providing update on COVID-19 impact and response strategies

"We had a strong start to the year, but we began to see disruption in our business due to the global COVID-19 pandemic as the first quarter progressed. We ended the quarter, which had an extra fiscal week this year, with net sales down 3%, and organic sales down 2% versus the first quarter last year," said Dan Hendrix, Chairman and CEO of Interface. "The management team moved quickly in this unique situation to align operating costs with customer demand, driving first quarter adjusted EPS to $0.32, up 129% compared to adjusted EPS of $0.14 in the first quarter last year. As we face this challenging and unpredictable macroeconomic environment throughout 2020 and beyond, we expect continued solid growth in our resilient flooring portfolio, particularly in healthcare, education and industrial applications, and market leadership in carpet tile. We remain very diligent in continuing to reduce operating costs to prepare for a prolonged COVID-19 pandemic and its impacts on global commerce.”

"Globally, the Interface team is doing an incredible job of managing through this unprecedented time. The health and well-being of our employees is our top priority as we stay open for business to support our customers. While we have experienced short-term disruptions in some of our manufacturing operations around the world, we continue to deliver for our customers and have uncovered new and valuable ways to connect with them in these unique circumstances, further strengthening our relationships," Hendrix added. "In my nearly 40 years with Interface, we have successfully navigated several economic downturns. I'm confident that with our strong foundation, talented team and a continued focus on our core strategy, we can drive meaningful growth in the long-term and come out on the other side as a stronger company."

"In addition to our focus on long-term growth and profitability, we have quickly activated plans to closely manage expenses, cash flows, and overall liquidity," added Bruce Hausmann, CFO of Interface. "We are prudently managing our cash during this period. Even though the first quarter is typically a heavy cash use period for us, we ended the quarter with $73 million of cash on hand and

$236 million of borrowing availability under our revolver. Our net debt to adjusted EBITDA ratio was 2.7x at the end of Q1 2020."

First Quarter 2020 Financial Summary

Sales: First quarter net sales were $288 million, down 3% versus $298 million in the prior year period. Organic sales were down 2% year-over-year with solid growth in resilient flooring being offset by a decline in carpet tile.

Gross profit margin was 39.7% in the first quarter, an increase of 60 basis points from the prior year period. Adjusted gross profit margin was 40.1%, an increase of 30 basis points over adjusted gross margin for the prior year period.

First quarter SG&A expenses were $88 million, or 30.4% of sales, compared to 33.6% in the prior year period. Adjusted SG&A expenses were $86 million, or 29.9% of sales in first quarter 2020.

In the first quarter of 2020, the company recorded a non-cash charge for impairment of goodwill and intangible assets of $121 million, primarily driven by the global impacts of the COVID-19 pandemic. In addition, the company recorded a $1 million reduction of previously recognized restructuring charges due to a decline in anticipated cash payments. The company also elected to change its method of accounting for forfeitures of share-based awards, and as a result, the cumulative effect of this change in accounting principle of $1 million was recognized in SG&A expense in the first quarter 2020.

Operating Income: Including the impairment charge and other items described above, first quarter operating loss was $94 million, compared to operating income of $16 million in the prior year period. First quarter 2020 adjusted operating income was $29 million, up 60% versus adjusted operating income of $18 million in the first quarter last year.

Net Income and EPS: On a GAAP basis, the company recorded a net loss in the first quarter of 2020 of $102 million, or $1.75 per diluted share, compared to first quarter 2019 GAAP net income of $7 million, or $0.12 per diluted share. First quarter 2020 adjusted net income increased to $19 million, or $0.32 per diluted share, versus first quarter 2019 adjusted net income of $8 million, or $0.14 per diluted share.

Adjusted EBITDA: In the first quarter of 2020, adjusted EBITDA increased to $35 million from $31 million in the prior year period.

Cash and Liquidity: The company had cash on hand of $73 million and total debt of $627 million at April 5, 2020, compared to $81 million of cash and $596 million of total debt at the end of fiscal year 2019.

Outlook

Given the continued disruption of the global economy due to COVID-19, and the significant level of uncertainty created by the global pandemic, Interface has withdrawn its fiscal year 2020 guidance.

Cost Reductions

The company has implemented several cost reducing initiatives to align with anticipated customer demand including a voluntary separation program, temporary furloughs and other time-and-pay reduction programs, involuntary separations where necessary to streamline roles and responsibilities, and various other cost avoidance initiatives. The company also has suspended merit-based pay increases, as well as 401(k) and non-qualified savings plan (NSP) company matching contributions, and is expected to benefit from lower than originally anticipated performance-based compensation and variable compensation. In addition, the company has moderated its capital spending plans and currently anticipates capital expenditures of $45 - $50 million for the full year 2020.

Cost Reclassifications

As indicated in the 2019 year-end earnings release, the company has reclassified and standardized cost categories globally as part of the implementation of a global financial consolidation system and the integration of nora®. The company determined that this change better reflects how management views and operates the business. This change results in the reclassification of certain expenses between Cost of Sales and Selling, General & Administrative expenses. Starting in the first quarter of 2020, the reclassifications are presented retrospectively to make all periods comparable.

The following table summarizes the quarterly reclassifications:

(In thousands)	2019
	Q1	Q2	Q3	Q4	FYE
2019 Cost of Sales as reported in 2019	$182,290	$218,917	$212,590	$203,778	$817,575
2019 Cost of Sales as reported in 2020	181,166	216,777	210,608	201,511	810,062
Reclassification	(1,124)	(2,140)	(1,982)	(2,267)	(7,513)

2019 SG&A Expense as reported in 2019	99,011	95,698	91,414	95,481	381,604
2019 SG&A Expense as reported in 2020	100,135	97,838	93,396	97,748	389,117
Reclassification	1,124	2,140	1,982	2,267	7,513

Net Impact to Operating Income	$—	$—	$—	$—	$—

Webcast and Conference Call Information

The company will host a conference call on May 8, 2020, at 8:00 a.m. Eastern Time, to discuss its first quarter 2020 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at: https://event.on24.com/wcc/r/2160231/06C91CAD803FE4ED7D0696DD4E47A402, or through the company's website at: https://investors.interface.com.
The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income, adjusted gross profit, adjusted SG&A expenses, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and adjusted operating income exclude nora purchase accounting amortization, goodwill and intangible asset impairment charges, changes in equity award forfeiture accounting, restructuring charges, asset impairment and other charges. Adjusted gross profit excludes nora purchase accounting amortization. Adjusted SG&A expenses excludes changes in equity award forfeiture accounting. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, restructuring charges, asset impairment and other charges, and nora purchase accounting amortization. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements include, without limitation, information under the heading “Outlook” in this news release. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with the ongoing COVID-19 pandemic, including interruptions to our manufacturing operations and reduced demand for our products, and economic conditions in the commercial interiors industry. Additional risks and uncertainties that may cause actual results to differ materially from those predicted in forward-looking statements also include, but are not limited to the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2019: "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "The uncertainty surrounding the implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "Our manufacturing and supply chain abilities may be adversely impacted by an extended shutdown of our operations in China due to the recent coronavirus outbreak"; "The SEC’s investigation into our earnings per share (“EPS”) calculations and rounding practices could result in potential sanctions or penalties, distraction to our management and result in litigation from third parties, each of which could adversely affect or cause variability in our results of operations and financial condition"; "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us"; "If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected"; "We have a significant amount of indebtedness, which could have important negative consequences to us"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets"; "Changes to our facilities could disrupt our operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire, pandemics or other unexpected events"; and "Disruptions to or failures of our information technology systems could adversely affect our business." Additionally, we may be subject to risks related to litigation, investigations and other legal proceedings that we are subject to from time to time, including the risks of financial or reputational loss in the event of an unfavorable outcome or that we may incur material legal fees and expenses in defending against such proceedings. Finally, any statements we make about innovations in our products, including innovations related to sustainability, are subject to risks, including that the technological developments needed to implement the planned innovations may take longer, be more expensive or not be as effective as currently expected. You should also consider any additional or updated information we include under the heading “Risk Factors” in our subsequent quarterly reports on Form 10-Q.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	4/5/20	3/31/19

Net Sales	$288,169	$297,688
Cost of Sales	173,858	181,166
Gross Profit	114,311	116,522
Selling, General & Administrative Expenses	87,683	100,135
Restructuring Charges	(1,118)	—
Goodwill and Intangible Asset Impairment Charge	121,258	—
Operating Income (Loss)	(93,512)	16,387
Interest Expense	5,630	6,793
Other Expense	1,491	1,014
Income (Loss) Before Taxes	(100,633)	8,580
Income Tax Expense	1,534	1,521
Net Income (Loss)	$(102,167)	$7,059

Earnings (Loss) Per Share – Basic	$(1.75)	$0.12

Earnings (Loss) Per Share – Diluted	$(1.75)	$0.12

Common Shares Outstanding – Basic	58,450	59,632
Common Shares Outstanding – Diluted	58,452	59,642

Consolidated Condensed Balance Sheets
(In thousands)	4/5/20	12/29/19
Assets
Cash	$72,651	$81,301
Accounts Receivable	145,339	177,482
Inventory	271,151	253,584
Other Current Assets	44,770	35,768
Total Current Assets	533,911	548,135
Property, Plant & Equipment	328,726	324,585
Operating Lease Right-of Use Asset	103,637	107,044
Goodwill and Intangible Assets	219,812	346,474
Other Assets	100,997	96,811
Total Assets	$1,287,083	$1,423,049

Liabilities
Accounts Payable	$68,695	$75,687
Accrued Liabilities	115,934	140,652
Current Portion of Operating Lease Liabilities	14,812	15,914
Current Portion of Long-Term Debt	30,850	31,022
Total Current Liabilities	230,291	263,275
Long-Term Debt	596,423	565,178
Operating Lease Liabilities	87,847	91,829
Other Long-Term Liabilities	133,867	134,565
Total Liabilities	1,048,428	1,054,847
Shareholders’ Equity	238,655	368,202
Total Liabilities and Shareholders’ Equity	$1,287,083	$1,423,049

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In thousands)	4/5/20	3/31/19

Net Income/(Loss)	$(102,167)	$7,059
Depreciation and Amortization	10,940	11,344
Stock Compensation Amortization/(Benefit)	(2,932)	2,817
Goodwill and Intangible Asset Impairment Charge	121,258	—
Amortization of Acquired Intangible Assets	1,315	1,909
Deferred Income Taxes and Other Non-Cash Items	(15,732)	(6,088)
Change in Working Capital
Accounts Receivable	28,635	13,729
Inventories	(22,514)	(28,855)
Prepaids and Other Current Assets	(7,464)	(5,692)
Accounts Payable and Accrued Expenses	(27,056)	(7,924)
Cash Used in Operating Activities	(15,717)	(11,701)
Cash Used in Investing Activities	(22,294)	(20,012)
Cash Provided from Financing Activities	32,475	17,640
Effect of Exchange Rate Changes on Cash	(3,114)	56
Net Decrease in Cash	$(8,650)	$(14,017)

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures
(In millions, except per share amounts)

	First Quarter 2020	First Quarter 2019
Net Sales as Reported (GAAP)	$288.2	$297.7
Impact of Changes in Currency	4.9	—
Organic Sales	$293.1	$297.7

Gross Profit as Reported (GAAP)	$114.3	$116.5
Purchase Accounting Amortization	1.3	1.9
Adjusted Gross Profit	$115.6	$118.4

Operating Income (Loss) as Reported (GAAP)	$(93.5)	$16.4
Purchase Accounting Amortization	1.3	1.9
Goodwill and Intangible Asset Impairment Charge	121.3	—
Impact of Change in Equity Award Forfeiture Accounting	1.4	—
Restructuring Charges	(1.1)	—
Adjusted Operating Income	$29.4	$18.3

Selling, General & Administrative Expenses (GAAP)	$87.7
Impact of Change in Equity Award Forfeiture Accounting	(1.4)
Adjusted Selling, General and Administrative Expenses	$86.3

Net Income (Loss) as Reported (GAAP)	$(102.2)	$7.1
Purchase Accounting Amortization (after tax impact of $0.4 million and $0.6 million for 2020 and 2019)	0.9	1.3
Goodwill and Intangible Asset Impairment Charge (after tax impact of $1.5 million)	119.8	—
Impact of Change in Equity Award Forfeiture Accounting (after tax impact of $0.3 million)	1.1	—
Restructuring Charges (after tax impact of $0.2 million)	(0.9)	—
Adjusted Net Income	$18.7	$8.4

Diluted Earnings (Loss) per Share as Reported (GAAP)	$(1.75)	$0.12
Purchase Accounting Amortization (after tax impact of $0.4 million and $0.6 million for 2020 and 2019)	0.02	0.02
Goodwill and Intangible Asset Impairment Charge (after tax impact of $1.5 million)	2.05	—
Impact of Change in Equity Award Forfeiture Accounting (after tax impact of $0.3 million)	0.02	—
Restructuring Charges (after tax impact of $0.2 million)	(0.02)	—
Adjusted Diluted Earnings per Share *	$0.32	$0.14

* Sum of reconciling items may differ from total due to rounding of individual components

	First Quarter 2020	First Quarter 2019
Net Income (Loss) as Reported (GAAP)	$(102.2)	$7.1
Income Tax Expense	1.5	1.5
Interest Expense	5.6	6.8
Depreciation and Amortization	11.0	11.3
Stock Compensation Amortization (Benefit)	(2.9)	2.8
Purchase Accounting Amortization	1.3	1.9
Goodwill and Intangible Asset Impairment Charge	121.3	—
Restructuring Charges	(1.1)	—
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)	$34.5	$31.4

	Last Twelve Months (LTM) Ended	Full Year
	4/5/2020	2019
Net Income (Loss) as Reported (GAAP)	$(30.1)	$79.2
Income Tax Expense	22.6	22.6
Interest Expense	24.5	25.7
Depreciation and Amortization	44.6	44.9
Stock Compensation Amortization	3.0	8.7
Purchase Accounting Amortization	5.3	5.9
Goodwill and Intangible Asset Impairment Charge	121.3	—
Restructuring and Other Charges	11.8	12.9
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)	$203.0	$199.9

	As of 04/05/20
Total Debt	$627.3
Total Cash on Hand	(72.7)
Total Debt, Net of Cash on Hand (Net Debt)	$554.6

	4/5/2020
Total Debt / LTM Net Income	(20.8x)
Net Debt / LTM AEBITDA	2.7x

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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